UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 5, 2018

WSI Industries, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-00619	41-0691607
(Commission File Number)	(I.R.S. Employer Identification No.)

213 Chelsea Road Monticello, MN	55362
(Address Of Principal Executive Offices)	(Zip Code)

(763) 295-9202

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Items under Sections 2 through 4 and 6 through 8 are not applicable and therefore omitted.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 5, 2018, WSI Industries, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “merger agreement”), with Polaris Industries Inc., a Delaware corporation (“Parent”), and Iceman Merger Sub, Inc., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Parent is a wholly-owned subsidiary of Polaris Industries Inc., a Minnesota corporation (NYSE: PII) (“Polaris Industries”).

On September 6, 2018, the Company and Polaris Industries issued a joint press release announcing entry into the merger agreement. The full text of this press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Merger Agreement

Pursuant to the merger agreement, and subject to the terms and conditions thereof, Merger Sub will merge with and into the Company (the “merger”), with the Company as the surviving corporation and a wholly-owned subsidiary of Parent.

At the effective time of the merger as provided in the merger agreement (the “effective time”), each share of common stock of the Company (the “common stock”) then outstanding will be converted into the right to receive $7.00 in cash, without interest (the “merger consideration”), other than (1) those shares owned by Parent, the Company or any subsidiary of Parent or the Company (which will be cancelled without any consideration) and (2) any shares as to which dissenters’ rights have been perfected (and not withdrawn or lost) in accordance with applicable law (which will be cancelled and converted into the right to receive a payment determined in accordance with the dissenters’ rights).

The merger consideration represents a premium of approximately 35.9% to the Company’s closing share price of $5.15 on September 5, 2018, the last trading day prior to the joint press release.

The merger is not subject to any financing condition. Parent has advised the Company that it will finance the merger and related expenses with its cash on hand and other available financial resources.

The Company has outstanding equity awards consisting of stock options with tandem stock appreciation rights, all of which were granted under the Company’s 2005 Stock Plan (the “Plan”). The merger agreement provides that, at the effective time, each unexercised stock option (including tandem stock appreciation rights) will be cancelled in exchange for an amount in cash equal to the excess, if any, of the merger consideration over the exercise price per share of common stock subject to such option multiplied by the number of shares of common stock subject to such option. As described below, the Compensation Committee of the Board of Directors of the Company amended the outstanding stock option awards to provide for the cash-out of these awards as described in the merger agreement.

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The obligations of the parties to consummate the merger are subject to the satisfaction or waiver of closing conditions set forth in the merger agreement, including, among others, the approval of the Company’s shareholders and the absence of a “Material Adverse Effect” (as defined in the merger agreement) with respect to the Company.

The merger agreement contains termination rights for each of Parent and the Company, including, among others, if the merger has not been consummated by December 31, 2018. Upon termination of the merger agreement under specified circumstances, generally relating to alternative acquisition proposals or an adverse change in the Company’s Board of Directors’ recommendation in favor of the merger, the Company would be required to pay Parent a termination fee of $810,000. Upon termination of the merger agreement under specified circumstances, generally relating to a failure by Parent to consummate the merger when required to do so pursuant to the terms of the merger agreement, Parent would be required to pay the Company a reverse termination fee of $1,620,000. Under the merger agreement, the Company may seek specific performance of Parent’s obligation to consummate the merger in lieu of the reverse termination fee.

Each of the Company, Parent and Merger Sub has made customary representations and warranties and covenants in the merger agreement, including covenants to use their respective reasonable best efforts to effect the transaction. In addition, the Company has agreed to other customary covenants, including, among others, covenants to conduct its business in the ordinary course during the interim period between the execution of the merger agreement and the closing of the merger. The merger agreement permits, and the Company intends to declare, a dividend of $0.04 per share of common stock prior to the effective time of the merger.

The Company will be subject to customary restrictions on soliciting or initiating discussions with respect to alternative acquisition proposals and restrictions on its ability to respond to or enter into any agreement with respect to an alternative acquisition proposal, subject to the exceptions provided in the merger agreement to permit the Company’s Board of Directors to fulfill its fiduciary duties. In the event that the Board of Directors of the Company receives an unsolicited alternative acquisition proposal that it determines is a “Superior Proposal” (as defined in the merger agreement) in accordance with the terms of the merger agreement, the Company may, subject to compliance with requirements to provide notice to and a period for Parent to match such proposal, payment of the termination fee payable by the Company to Parent described above and other conditions and requirements set forth in the merger agreement, terminate the merger agreement to accept the Superior Proposal.

The foregoing description of the merger agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the merger agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The merger agreement has been included with this filing to provide investors and security holders with information regarding the terms of the merger. It is not intended to provide any other factual information about the Company or Parent or their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the parties to the merger agreement (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the parties to the merger agreement or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be reflected in the Company’s public disclosures.

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Voting and Support Agreement

In connection with the merger agreement, Michael J. Pudil, Burton F. Myers II, James D. Hartman, Jack R. Veach and Paul D. Sheely, entered into a Voting and Support Agreement dated September 5, 2018 with Parent (the “voting and support agreement”). Messrs. Myers, Hartman and Veach are directors of the Company. Mr. Pudil is the Company’s Chief Executive Officer and a director. Mr. Sheely is the Company’s Chief Financial Officer.

In the voting and support agreement, Messrs. Pudil, Myers, Hartman, Veach and Sheely have each agreed, among other things, to vote all shares of Company common stock owned or later acquired by them in favor of the adoption and approval of the merger agreement and the merger and the other transactions contemplated by the merger agreement, against the approval of any alternative acquisition proposal or the adoption of any agreement relating to any alternative acquisition proposal, and against other proposals relating to matters that would reasonably be expected to interfere with, impede, frustrate, prevent, burden, or delay the timely consummation of the merger or the satisfaction of Parent’s, Merger Sub’s, or the Company’s conditions under the merger agreement.

The voting and support agreement will automatically terminate after the earliest to occur of the effective time, the termination of the merger agreement in accordance with its terms, an adverse recommendation change, the entry without the prior written consent of the subject shareholders into certain amendments or modifications to the merger agreement or certain waivers of the Company’s rights under the merger agreement, or the mutual written agreement of Parent and the subject shareholders.

As of the date of the voting and support agreement, Messrs. Pudil, Myers, Hartman, Veach and Sheely owned in aggregate 124,420 shares of the Company’s common stock, representing approximately 4.2% of the 2,971,303 shares of the Company’s common stock issued and outstanding as of September 5, 2018. The approval of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock.

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The foregoing description of the voting and support agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the voting and support agreement, a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Important Additional Information and Where to Find It

In connection with the merger, the Company plans to file with the Securities and Exchange Commission (the “SEC”) preliminary and definitive proxy statements and other relevant documents. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its shareholders in connection with the merger. Before making any voting decision, the Company’s shareholders are urged to read all relevant documents filed with the SEC, including the proxy statement, when they become available because they will contain important information about the merger. Investors and security holders will be able to obtain the proxy statement and other documents filed by the Company with the SEC (when available) free of charge at the SEC’s website, www.sec.gov, or from the Company at the investor relations page of its website, www.wsiindustries.com/investor-relations. These documents are not currently available.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the merger. Information about the Company’s directors and executive officers is set forth in the Company’s Annual Report on Form 10-K for the year ended August 27, 2017, filed with the SEC on November 3, 2017 and proxy statement for its 2018 Annual Meeting of Shareholders, filed with the SEC on November 11, 2017. The names of participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant documents to be filed by the Company with the SEC in respect of the merger.

Caution Regarding Forward Looking Statements

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to risks and uncertainties. These risks and uncertainties include, but are not limited to, those associated with: the parties’ ability to meet expectations regarding the timing and completion of the merger; the occurrence of any event, change or other circumstance that would give rise to the termination of the merger agreement and the fact that certain terminations of the merger agreement require the Company to pay a termination fee of $810,000; the failure to satisfy each of the conditions to the consummation of the merger; the disruption of management’s attention from ongoing business operations due to the merger; the effect of the announcement of the merger on the Company’s relationships with its customers, particularly its customers other than Polaris Industries, as well as its operating results and business generally; the outcome of any legal proceedings related to the merger; retention of employees of the Company following the announcement of the merger; the fact that the Company’s stock price may decline significantly if the merger is not completed; and other factors described under the heading “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended August 27, 2017, as updated or supplemented by subsequent reports that the Company has filed or files with the SEC. The forward-looking statements speak only as of the date such statements are made. Neither Polaris Industries nor the Company is under any obligation to, and each expressly disclaim any obligation to, update or alter any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.

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ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

In connection with the merger agreement, the Compensation Committee of the Board of Directors of the Company agreed to limit any discretionary bonus to Mr. Pudil in respect of the Company’s fiscal year 2018 performance to 100% of his annual base salary of $255,000. The discretionary bonus is not conditioned upon the merger and will be determined by the Compensation Committee after review of the Company’s financial results for fiscal year 2018, which ended August 26, 2018.

Also on September 5, 2018, the Compensation Committee approved a retention bonus arrangement with Paul D. Sheely, the Company’s Chief Financial Officer, by which Mr. Sheely would be paid a cash retention bonus of up to $70,000 if he remains employed with the Company to a specified date following the closing of the merger. The retention bonus arrangement will be evidenced by, and is conditioned upon finalization and entry into, an agreement between the Company and Mr. Sheely, in form and substance reasonably satisfactory to Parent.

On September 5, 2018, the Compensation Committee, in accordance with the requirements of the merger agreement, approved the accelerated vesting of all stock options (with tandem stock appreciation rights) granted under the Company’s 2005 Stock Plan (the “Plan”) that are outstanding immediately prior to, and subject to the occurrence of, the effective time of the merger and approved amendments to the outstanding stock options to provide for the cash-out of the same in connection with the closing of the merger as described above. These Compensation Committee actions were taken pursuant to and in accordance with the authority granted to the Compensation Committee under the Plan and with the consent of the holders of the outstanding stock options. The accelerated vesting and cash-out of the outstanding stock options granted under the Plan are conditioned upon and subject to the closing of the merger and shall only apply to the equity awards that are outstanding immediately prior to the effective time.

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ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On September 5, 2018, the Board of Directors adopted an amendment to the Amended and Restated Bylaws of the Company to add a new Article VIII entitled “Exclusive Forum”. The new Article VIII provides that, unless the Company consents in writing to the selection of an alternative forum, Minnesota state and federal courts will be the exclusive forum for certain specified corporate law-based suits involving the Company.

The foregoing description of the amendment to the Amended and Restated Bylaws does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amended and Restated Bylaws, as amended to include the new Article VIII, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of September 5, 2018, by and among Polaris Industries Inc., Iceman Merger Sub, Inc., and WSI Industries, Inc. †

3.1	Amended and Restated Bylaws of WSI Industries, Inc. (as amended through September 5, 2018).

99.1	Joint Press Release Issued September 6, 2018 by WSI Industries, Inc. and Polaris Industries, Inc. Announcing the Merger Agreement.

99.2	Voting and Support Agreement dated as of September 5, 2018, by and among Polaris Industries Inc. and Michael J. Pudil, Burton F. Myers II, James D. Hartman, Jack R. Veach and Paul D. Sheely.

† Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WSI INDUSTRIES, INC.

By:	/s/ Michael J. Pudil
Michael J. Pudil
President and Chief Executive Officer

Date: September 6, 2018

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